Exhibit 10.1

LEASE AGREEMENT

This Lease Agreement is made on July 15, 2010,

BETWEEN	Veronica Development Associates, a New Jersey General Partnership,
whose address is	c/o Ventura, Miesowitz, Keough & Warner, P.C.,
783 Springfield Ave., Summit, NJ 07901,
herein designated as the “Landlord”,

AND	Akorn (New Jersey), Inc., an Illinois Corporation,
whose address is	1925 West Field Court, Suite 300, Lake Forest, IL 60045,
herein designated as the “Tenant”.

WITNESSETH
WHEREAS, the Landlord and Advanced Remedies, Inc. previously entered into a lease agreement dated July 31, 1992, an Agreement dated October 9, 1992, an Amendment Agreement dated October 9, 1992, a Second Amendment Agreement dated May 19, 1993 and a Third Amendment Agreement effective May 1, 1994 for such land and improvements located at 72 Veronica Avenue, Units 5, 6, 7, 8, 9 and 10, Franklin Township, New Jersey; and

WHEREAS, Advanced Remedies, Inc. and Akorn, Inc. subsequently entered into an Assignment of Lease dated July 16, 1998 whereby Advanced Remedies, Inc. assigned all of its right, title and interest in the Agreements to Akorn, Inc.; and

WHEREAS, Landlord and Akorn, Inc. subsequently entered into a Fourth Amendment Agreement dated September 11, 1999 whereby the Lease was amended to expand Akorn, Inc.’s occupancy to include units 3 and 4 at 72 Veronica Avenue, Franklin Township, New Jersey; and

WHEREAS, Landlord and Akorn, Inc. subsequently entered into a Letter Amendment Agreement dated June 12, 2002 whereby the term of the Lease was extended for seven (7) years and Akorn, Inc. assigned all of its rights under the Lease to Tenant; and

WHEREAS, Landlord and Tenant subsequently entered into a Fifth Amendment Agreement dated November 16, 2006 whereby the Lease was amended to expand Tenant’s occupancy to include units 1 and 2 at 72 Veronica Avenue, Franklin Township, New Jersey and to extend the Term of the Agreements; and

WHEREAS, Landlord and Tenant now desire to enter into a new Lease Agreement to come into effect upon the expiration of the currently effective lease, as amended.

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, and other good and valuable consideration, it is hereby agreed as follows:

1. Premises.  The Landlord does hereby lease to the Tenant and the Tenant does hereby rent from the Landlord, the following described premises (“Premises”):  Approximately Fifty Thousand (50,000) square feet of office and warehouse space located in Franklin Technical Center, 72 Veronica Avenue, Units 1, 2, 3, 4, 5, 6, 7, 8, 9 and 10, Franklin Township, New Jersey, (“Premises”) being more particularly described in Exhibit “B” attached hereto and made a part hereof.  Except for the remediation and improvements to be performed by the Landlord pursuant to the Landlord’s Work Letter (“Work Letter”), attached hereto as Exhibit “A” and incorporated by referenced herein, the Premises shall be leased to Tenant in “AS IS” condition.  By signing this Lease Agreement the Tenant hereby consents to and accepts the condition of the Premises “AS IS”, except for the items listed in the Work Letter.

2. Term.  For a term of Seven (7) years (“Term”) commencing on August 1, 2010 (“Commencement Date”), and ending on July 31, 2017.

3. Use.  The Premises shall be used and occupied only and for no purpose other than for general office space and for the development, manufacture, storage and wholesale distribution of ophthalmic and optic products and skin care products.  The Tenant shall not, and will not allow others, to occupy or use the leased Premises or any part thereof for any purposes other than as herein limited, nor for any purpose deemed unlawful, disreputable, or extra hazardous, on account of fire or other casualty.  Tenant also will not establish any retail business or conduct any retail sales on the Premises.  Further, Tenant and not Landlord shall be responsible for obtaining the certificate of occupancy from the Township of Franklin regarding their use and occupancy of the Premises hereunder including any and all costs and expenses associated therewith.

4. Payment Due Upon Execution.  Tenant shall pay to Landlord the sum of Fifty One Thousand Two Hundred Eighteen and 00/00 Dollars ($51,218.00) on or before the Commencement Date representing the following:

a.Thirty Eight Thousand Eight Hundred One and 30/00 Dollars ($38,801.30) representing the initial Monthly rent (for the month of August, 2010) as provided in Paragraph 5 of the Lease.

b.Twelve Thousand Four Hundred Sixteen and 70/00 Dollars ($12,416.70) representing the initial months tax and maintenance expense as provided in Paragraph 6 of the Lease.

5. Rent.  The Tenant agrees to pay Three Million Two Hundred Fifty Nine Thousand Three Hundred Nine and 20/00 Dollars ($3,259,309.20) as rent (“Base Rent”) during the Term, which Base Rent shall be paid on a monthly basis in the amount of Thirty Eight Thousand Eight Hundred One and 30/00 Dollars ($38,801.30) per month (“Monthly Base Rent”), commencing with the execution of this Lease by Tenant and paid on the first day of each consecutive month thereafter during the Term through and including July 1, 2017.  The Monthly Base Rent and any additional amount to be paid by Tenant hereunder (i.e., Additional Rent, COLA) shall be due and payable in advance on the first day of each and every month without demand and without offset or deduction together with such additional rent and charges as set forth in this Lease.  The first payment of Monthly Base Rent and additional security deposit is due upon the signing of the Lease by Tenant. The Tenant must pay a late charge of Two Hundred Dollars ($200) as additional rent for each payment that is more than ten (10) days late.  This late charge is due with the Monthly Base Rent payment.  Any installment or installments of Base Rent or Additional Rent as hereinafter described and all other sums payable by Tenant hereunder which are not paid when due, shall bear interest at the maximum legal rate of interest allowed by law until the same shall be paid in full.  On July 1, 2012, and every 24 months thereafter, during the Term and during any renewals pursuant to Paragraph 39, the Rent paid by the Tenant shall be subject to a cost of living adjustment (“COLA”) pursuant to Paragraph 8.  Base Rent as adjusted from time to time, pursuant to Paragraph 8, shall hereinafter be referred to as “Adjusted Base Rent.”

6. Additional Rent.  The Tenant, in addition to the Base Rent, shall, during the Term of this Lease and any renewals thereof, promptly pay (before any fine, penalty, interest or cost shall be added thereto) at its own cost and expense, when the same shall be lawfully due and payable, its proportionate share of all real estate property taxes and other assessments against the entire parcel for land, building and improvements of which the Premises are a part by the Township of Franklin, or any other governmental authority and its proportionate share of the total cost of maintenance services provided by the Landlord to the entire building complex located at 68-72 Veronica Avenue in which the Premises are located.

a. The amount to be paid by Tenant shall be calculated by multiplying 50,000 by the “dollar per square foot” charged by the Landlord to Tenant for its annual share of real estate taxes (being One Hundred Percent (100%) of the real estate tax obligation, if the Premises are taxed as a separate tax lot), assessments and maintenance costs, which figure shall be subject to adjustment by the Landlord from time to time.  Currently, the “dollar per square foot” charged by Landlord to Tenant is $2.98.  Therefore, the Additional Rent to be paid by Tenant is currently $12,416.70 per month.

b. At the end of each year of the Lease, the parties may adjust said monthly payment in accordance with the actual annual expenses and proper apportionment shall be made.

c. The Tenant has previously provided Landlord with a deposit of One Thousand One Hundred Twenty Five Dollars ($1,125.00) that is currently held as security against Additional Rent, as an additional security deposit, separate and apart from the rent security set forth in Paragraph 7, to insure a sufficient amount for said real estate property taxes and maintenance expense, which deposit shall be returned to Tenant if said expenses have been paid, and without offset as to any other liabilities or obligations of the Tenant under this Lease at the expiration of the Lease term and any extensions thereof.

d. Tenant shall pay all utilities including but not limited to telephone and electricity, that are separately metered to the leased premises, when such payments become due.

e. If the Tenant makes any improvements, alterations or additions which result in additional  municipal taxes during the term of this Lease or any renewal thereof, the same will be payable as additional rent payable annually upon presentation by Landlord to Tenant.

f. Tenant shall have the right, one time annually from the commencement of the Lease until the first anniversary following the end of the Term, to request in writing an accounting of the Additional Rent charged to Tenant.  Upon such request, Landlord shall provide an accounting supported by reasonable detailed backup for the Additional Rent.  Should Tenant contest any portion of the Additional Rent, then the parties shall use reasonable efforts to confer and resolve any such contest.  In the event the parties are unable to reach resolution, they shall then submit the dispute to a third party for mediation.

7. Security.  The Tenant has previously deposited Thirty Seven Thousand Three Hundred Thirty Two and 32/00 Dollars ($37,332.32) with the Landlord as security for the payment of the Rent hereunder and the full and faithful performance by the Tenant of the covenants and conditions on the part of the Tenant to be performed.  Said sum shall be returned to the Tenant, without interest, after the expiration of the Term hereof, provided that the Tenant has fully and faithfully performed all such covenants and conditions and is not in arrears in Rent.  During the Term hereof, the Landlord may, if the Landlord so elects, have recourse to such security, to make good any default by the Tenant, in which event the Tenant shall, on demand, promptly restore said security to its original amount.  The Landlord shall assign or transfer said security, for the benefit of the Tenant, to any subsequent owner or holder of the reversion or title to said Premises, in which case the assignee shall become liable for the repayment thereof as herein provided, and the assignor shall be released by the Tenant from all liability to return such security.  This provision shall be applicable to every change in title and does not permit the Landlord to retain the security after termination of the Landlord’s ownership.  The Tenant shall not mortgage, encumber or assign said security without the written consent of the Landlord.

8. COLA.

a. Commencing on July 1, 2012 and on the first day of July of every second year thereafter ("Adjustment Date", individually”; “Adjustment Dates”, collectively), during the term of this Lease and any Renewal Period(s) (hereinafter defined), the Base Rent due under this Lease shall be adjusted to reflect the increase in the cost of living based upon the "Revised Consumer Price Index Cities (1982-1984 = 100)" published by the Bureau of Labor Statistics for the United States Department of Labor ("Index").

b. The Index number indicated in the column for New York, N.Y.-Northeastern, N.J., entitled "all items", for the month of July, 2010, shall be the "Base Index Number" and the corresponding Index number for the Adjustment Date shall be the "Current Index Number".

c. The Current Index Number shall be divided by the Base Index Number.  From the quotient thereof, there shall be subtracted the integer 1, and any resulting positive number shall be deemed to be the percent of increase in the cost of living (“Percentage of Increase”).

d. The adjustment to the Annual Base Rent (hereinafter defined) shall be equal to Four Hundred Sixty Five Thousand Six Hundred Fifteen and 60/00 Dollars ($465,615.60) (“Annual Base Rent”) multiplied by the Percentage of Increase.  One-Twelfth (1/12) of such adjustment to the Annual Base Rent, to be paid by Tenant for the lease year(s) in question, shall be paid with the Monthly Base Rent in lawful money of the United States during each such lease year.  Pending the determination of the adjustment to the Annual Base Rent, if any, to be paid by Tenant, Tenant shall continue to pay the Monthly Base Rent plus any adjustment to the Annual Base Rent made for the prior period.  When the adjustment to the Annual Base Rent has been determined, Tenant, on the first day of the month immediately following the furnishing by Landlord to Tenant of the computation thereof, shall pay to Landlord the adjustment to the Annual Base Rent due pursuant to this Section, for each month which has elapsed from the most recent Adjustment Date through the date of payment.  In subsequent months, the adjustment to the Annual Base Rent fixed pursuant to this Paragraph shall be paid simultaneously on the date when the Monthly Base Rent is due.

e. If publication of the Consumer Price Index shall be discontinued, the parties hereto shall thereafter accept comparable statistics on the cost of living for the Northeastern New Jersey, as they shall be computed and published by an agency of the United States or by a responsible financial periodical of recognized authority then to be selected by the parties hereto.  In the event there is (1) the use of comparable statistics in place of the Consumer Price Index as above mentioned, or (2) the publication of the Index figure at other than monthly intervals, there shall be made in the method of computation herein provided for such revisions as the circumstances may require to carry out the intent of this Section.

f. The Monthly Base Rent and any additional amount to be paid by Tenant hereunder shall be due and payable monthly in advance on the first day of each and every month without demand and without offset or deduction together with such Additional Rent as set forth Paragraph 6.

9. Guaranty.  In consideration for Landlord entering into this Lease Agreement, Akorn, Inc. agrees to guarantee the prompt payment of Rent and Additional Rent and the performance of all obligations of the Tenant under this Lease Agreement.  This guaranty shall remain effective and fully enforceable during the Term, and any extension thereof against Akorn, Inc. and against any successors or assignees of Akorn, Inc.  In the event of the merger, consolidation, business combination, take-over, assignment, sale or transfer of Akorn, Inc. or all of the business of Akorn, Inc., the Landlord shall receive and the Tenant shall provide written guarantees from the assignee, survivor or successor of Akorn, Inc., and such additional assurances as the Landlord, in its sole discretion, may require, as a condition of the continuation of this Lease.

10. Broken Glass.  The Tenant shall repair or replace, as necessary, all broken glass, doors, door frames, and window frames which become damaged during the term hereof caused by the carelessness, negligence or improper conduct by the Tenant or any employee, invitee, or agent of Tenant.  The Premises shall not be used or maintained as a dumping ground for rubbish, trash, garbage or other waste, which shall be kept in sanitary containers and regularly taken away from the premises.  All equipment for the storage or disposal of such material shall be kept in a clean and sanitary condition.

11. Heating/Ventilation.  If there are any combination or separate heating, ventilation and/or air-conditioning units (“HVAC units”) in or at the Premises, owned by the landlord, the landlord shall, at its own cost and expense, either (a) obtain and maintain throughout the term a service contract with a licensed HVAC contractor , which provides for service and maintenance of the HVAC units at least in accordance with the manufacturer’s recommended service and maintenance procedures, or (b) personally provide to the HVAC units such service and maintenance.   All HVAC equipment installed by the Tenant shall be maintained at Tenant’s own cost and expense.

12. Repairs and Care.  The Tenant has examined the Premises and has entered into this Lease without any representation on the part of the Landlord as to the condition thereof.   The Tenant shall occupy the Premises and operate its business and work in a manner as not to damage the Premises, including loading dock bumpers and seals, if any, nor any plumbing, heating, air-conditioning, electrical, sewage, lighting, sprinkler systems, overhead doors, or demising walls and any other similar installations therein, and should any damages to the same occur or should repairs otherwise be necessary, Tenant shall diligently repair the same to the condition prior thereto, and the Tenant shall make all necessary replacements with parts or items equal in quality and condition to the originals.  The Tenant's employees, agents and customers shall occupy or utilize the Premises in such a manner so as to maintain and preserve therein at all times safety, care, cleanliness and good order.  The Tenant shall have any debris or discarded material regularly removed and carted away from the Premises.  Tenant will not be held responsible for the ordinary wear and tear to the Premises resulting from Tenant's use and enjoyment of the Premises.  In particular, the Tenant assumes responsibility for the prompt removal of all snow and ice from the walkways immediately in front of the Premises and the concrete steps in the rear of the Premises. The Tenant shall neither encumber nor obstruct the sidewalks, driveways, yards, entrances, hallways and stairs, but shall keep and maintain the same in a clean condition, free from debris, trash, and refuse.  The Landlord shall solely be responsible for the following: (i) necessary structural repairs and replacements to the roof, exterior walls, paved areas, floor or foundation in the Premises; (ii) repairs and maintenance to all landlord owned air conditioning, heating, plumbing and sprinkler systems at the Premises; and (iii) removal of snow and ice from the parking lot.  Notwithstanding the aforementioned, in no event shall the Landlord be responsible for any repairs or replacements if the same shall be required as a result of acts of the Tenant, Tenant's employees, representatives, or agents, in which case Tenant shall be responsible for such repairs or replacements.  Landlord's liability shall be limited to the cost of the repair or replacement and Landlord shall in no event be liable for consequential damages ensuing therefrom.

13. Inspection and Repair. The Tenant agrees that the Landlord and the Landlord’s agents, employees or other representatives, shall have the right to enter into and upon the said Premises or any part thereof, at all reasonable hours, with reasonable advance notice and accompanied by a Tenant representative, for the purpose of (a) examining the same; or (b) making such repairs or alterations therein as may be necessary, in the Landlord’s reasonable judgment and following consultation with Tenant, for the safety and preservation thereof; or (c) erecting, maintaining, repairing or replacing wiring, cables, conduits, vents or plumbing equipment running in, to or through the premises; or (d) showing the premises to prospective new tenants during the last six (6) months of the term of this lease.  This clause shall not be deemed to be a covenant by the Landlord nor be construed to create an obligation on the part of the Landlord to make such inspection or repairs.

14. Maintenance Services.  The Landlord shall perform all landscaping, ground maintenance, roof maintenance and removal of snow from the parking lots, if applicable, and any other normal maintenance services with reference to the Premises.  The Tenant shall pay a proportionate share of the total cost of such services to the entire building in which the Premises are located equal to the percentage of the total building area which the Premises comprises.  In addition, the Tenant shall pay a proportionate share of any water, sewer, electricity and any other costs incurred by the Landlord in maintaining the Premises.  The Landlord shall be entitled to a sum equal to Ten Percent (10%) of the Tenant’s proportionate share of all of the above expenses, including taxes and assessments, to cover the cost of administering the maintenance of the Premises.

The maintenance fees shall comprise a portion of the Additional Rent, and shall be charged to Tenant pursuant to Paragraph 6.

Landlord shall have the option to contract directly for trash removal or require Tenant to obtain a contract for trash removal. In either event, Landlord shall have the right to select the contractor who will service the Premises and to make final decisions as to the adequacy and frequency of trash removal services.  All trash shall be stored in a manner and at such locations as may be designated by the Landlord.

15. Alterations and Improvements.  All equipment and apparatus installed in or attached to the premises by Tenant shall be removed and Tenant shall restore the premises to its original condition, reasonable wear and tear expected.  Tenant shall be solely responsible for, and required to, obtain permits for any alternations, additions or improvements made by Tenant to the premises, and all such alternations, additions or improvements must be made in conformance to all applicable zoning rules, building and safety codes, ordinances, rules and laws.

16. Signs.  The Tenant shall not place nor allow to be placed any signs, upon, in or about the said Premises, except as may be consented to by the Landlord in writing.  Signs may only be permitted on the entrance doorway of the Premises.  In case the Landlord or the Landlord’s agents, employees or representatives shall deem it necessary to remove any such signs in order to paint or make any repairs, alterations or improvements in or upon said Premises or any part thereof, they may be so removed, but shall be replaced at the Landlord’s expense when the said repairs, alterations or improvements shall have been completed.  Any signs permitted by the Landlord shall at all times conform with all municipal ordinances or other laws and regulations applicable thereto.

17. Utilities.  The Tenant shall pay when due all the rents or charges for electric, gas or other utilities used by the Tenant, which are or may be assessed or imposed upon the leased Premises or charged to the Landlord by the suppliers thereon during the Term hereof, and if not paid, such rents or charges shall be added to and become payable as additional rent with the installment of Rent next due or within 30 days of demand therefor, whichever occurs sooner.

18. Compliance with Laws etc.  The Tenant shall promptly comply with all laws, ordinances, rules, regulations, requirements and directives of all Governmental or Public Authorities and of all their subdivisions, applicable to and affecting the said Premises arising out of their use and occupancy, and shall promptly comply with all orders, regulations, requirements and directives of the Board of Fire Underwriters or similar authority and of any insurance companies which have issued or are about to issue policies of insurance covering the said Premises and its contents, for the prevention of fire or other casualty, damage or injury, at the Tenant’s own cost and expense.

19. Assignment.  Tenant shall not otherwise assign this Lease or sublet the premises or any portion thereof without the prior written consent of Landlord which consent will not be unreasonably withheld.  If Tenant desires to sublet all or part of the premises, or assign this Lease and obtains any bona fide third-party offers therefor, it shall immediately notify Landlord in writing of said offers, and upon receipt of same, Landlord may do any of the following:

a. If Landlord determines, in its sole discretion that the new occupancy might cause chemical or other odors, smoke or noise, or constitute a nuisance or disturbance to the other tenants of Landlord or might use the premises in a hazardous or unsafe manner or might otherwise be objectionable with respect to the proposed use, or its financial soundness, Landlord may withhold its consent;

b. If the third-party offer is for an assignment of this Lease or a sublease of the entire premises, Landlord may terminate this Lease.  If such offer is for a sublease of less than all of the premises, Landlord may modify this Lease to exclude such area, in which event, Tenant's obligations to make any payments hereunder, including rent, shall be reduced protanto, provided, however, such payments shall not be reduced below an amount which, when added to the payments to be received from said third-party, shall be equal to the total payments then payable under this Lease.  If Landlord so terminates or modifies this Lease, the premises, or the part thereof excluded from this Lease, shall revert to the absolute and sole control of the Landlord, without further obligation to Tenant or the third-party offeror.  Landlord may, however, enter into a lease directly with said third-party offeror without liability to Tenant; or

c. Consent to such request, in which event Tenant shall not be released from any of its obligations hereunder.

20. Liability Insurance.  The Tenant, at Tenant’s own cost and expense, shall obtain or provide and keep in full force for the benefit of the Landlord, during the Term hereof, general public liability insurance, insuring the Landlord against any and all liability or claims of liability arising out of, occasioned by or resulting from any accident or otherwise in or about the leased Premises for injuries to any persons, for limits of not less than One Million Dollars ($1,000,000) for property damage, One Million Dollars ($1,000,000)  for injuries to one person and Three Million Dollars ($3,000,000) for injuries to more than one person, in any one accident or occurrence.  The insurance policies shall be with companies authorized to do business in this State and shall be delivered to the Landlord, together with proof of payment promptly upon Landlord’s written request.  At least fifteen days prior to the expiration or termination date of any policy, the Tenant shall deliver a renewal or replacement policy with proof of the payment of the premium therefor.

21. Waiver of Subrogation Rights.  The Tenant waives all rights of recovery against the Landlord or Landlord’s agents, employees or other representatives, for any loss, damages or injury of any nature whatsoever to property or persons for which the Tenant is insured.  The Tenant shall obtain from Tenant’s insurance carriers and will deliver to the Landlord, waivers of the subrogation rights under the respective policies.

22. Non-Liability of Landlord.  The Landlord shall not be liable for any damage or injury which may be sustained by the Tenant or any other person, as a consequence of the failure, breakage, leakage or obstruction of the water, plumbing, steam, sewer, waste or soil pipes, roof, drains, leaders, gutters, valleys, downspouts or the like or of the electrical, gas, power conveyor, refrigeration, sprinkler, air-conditioning or heating systems, elevators or hoisting equipment; or by reason of the elements; or resulting from the carelessness, negligence or improper conduct on the part of Tenant or any third party; or from the gross negligence or willful misconduct of the Landlord or the Landlord’s agents or employees; or attributable to any interference with, interruption of, or failure beyond the control of the Landlord.

23. Indemnification.  The Tenant also agrees to and shall hold harmless and indemnify the Landlord from and for any and all payments, expenses, costs, attorneys fees and from and for any and all claims and liability for losses or damage to property or injuries to person occasioned wholly or in part by or resulting from any acts or omissions by the Tenant or the Tenant’s agents, employees, guests, licensees, invitees, subtenants, assignees or successors, or for any cause or reason whatsoever arising out of or by reason of the occupancy or business of the Tenant.

24. Risk of Loss.  The Tenant hereby assumes the risk of loss or damage to any personal property, used or stored by it in or at the Premises or other property of the Landlord of which the Premises form a part, caused by fire, water, theft, war, vermin, flood, or any other casualty or peril normally included in multi-peril all risk insurance with minimum allowable specific peril or casualty exclusions, agrees not to look to the Landlord or its allied or affiliated corporations, partnerships or individuals for indemnification for the same, and hereby releases the Landlord from any liability for any such loss or damage, except where such loss or damage is caused by the Landlord’s or the Landlord’s agents’ or employees’ gross negligence or willful misconduct.  The Tenant agrees to look solely to third parties, its insurer, if any, or itself for compensation for such loss or damage.  If the Tenant chooses not to self-insure against the same, Tenant further agrees that each such policy shall contain the following provision, or one to similar effect:

Any written agreement or release from liability entered into by the insured prior to any loss hereunder shall not affect this policy or the right of the insured to recover hereunder.  The insurer hereby waives its rights to recover from the Landlord, its allied or affiliated corporations, partnerships or individuals by way of subrogation or otherwise for any loss under this policy.

25. Mortgage Priority.  This Lease shall not be a lien against the said Premises with respect to any mortgages that may hereafter be placed upon said Premises.  The recording of such mortgages shall have preference and be superior and prior in lien to this Lease, irrespective of the date of recording.  The Tenant agrees to execute any instruments, without cost, which may be deemed necessary, to further effect the subordination of this Lease to any such mortgages.  A refusal by the Tenant to execute such instruments is a violation and shall entitle the Landlord to cancel this Lease.

26. Condemnation/Eminent Domain.  If any portion of the Premises of which the leased Premises are a part shall be taken under eminent domain or condemnation proceedings, or if suit or other action shall be instituted for the taking or condemnation thereof, or if in lieu of any formal condemnation proceedings or actions, the Landlord shall grant an option to purchase and or shall sell and convey the said Premises or any portion thereof, to the governmental or other public authority, agency, body or public utility, seeking to take said land and Premises or any portion thereof, then this Lease, at the option of the Landlord, shall terminate, and the Term hereof shall end as of such date as the Landlord shall fix by notice in writing.  The Tenant shall have no claim or right to claim or be entitled to any portion of any amount which may be awarded as damages or paid as the result of such condemnation proceedings or paid as the purchase price for such option, sale or conveyance in lieu of formal condemnation proceedings.  All rights of the Tenant to damages, if any, are hereby assigned to the Landlord.  The Tenant agrees to execute and deliver any instruments, at the expense of the Landlord, as may be deemed necessary to expedite any condemnation proceedings or to effectuate a proper transfer of title to such governmental or other public authority, agency, body or public utility seeking to take or acquire the said lands and Premises of any portion thereof.  The Tenant agrees to vacate the said Premises, remove all of the Tenant’s personal property therefrom and deliver up peaceable possession thereof to the Landlord or to such other party designated by the Landlord.  The Tenant shall repay the Landlord for such costs, expenses, damages and losses as the Landlord may incur by reason of the Tenant’s breach hereof.

27. Fire and Other Casualty.  In case of fire or other casualty, the Tenant shall give immediate notice to the Landlord.  If the Premises shall be partially damaged by fire, the elements or other casualty, the Landlord shall repair the same as speedily as practicable, but the Tenant’s obligation to pay the Rent hereunder shall not cease.  If, in the opinion of the Landlord, the Premises are so substantially damaged as to render them untenantable, then the Rent shall cease until such time as the Premises shall be made tenantable by the Landlord.  However, if, in the opinion of the Landlord, the Premises are so substantially damaged that the Landlord decides not to rebuild, then the Rent shall be paid up to the time of such destruction and thenceforth this Lease shall come to an end.  However, the provisions of this clause shall not become effective or be applicable, if the fire or other casualty and damage shall be the result of the carelessness, negligence or improper conduct of the Tenant or the Tenant’s agents, employees, guests, licensees, invitees, subtenants, assignees or successors.  In such case, the Tenant’s liability for the payment of the Rent and the performance of all the covenants, conditions and terms hereof on the Tenant’s part to be performed shall continue and the Tenant shall be liable to the Landlord for the damage and loss suffered by the Landlord.  If the Tenant shall have been insured against any of the risks herein covered, then the proceeds of such insurance shall be paid over to the Landlord to the extent of the Landlord’s costs and expenses to make the repairs hereunder, and such insurance carriers shall have no recourse against the Landlord for reimbursement.

28. Reimbursement of Landlord.  If the Tenant shall fail or refuse to comply with any of the terms and conditions of this Lease, the Landlord may carry out and perform such conditions at the cost and expense of the Tenant, which amounts shall be payable on demand to the Landlord.  This remedy shall be in addition to such other remedies as the Landlord may have by reason of the breach by the Tenant of any of the terms and conditions of this Lease.

29. Increase of Insurance Rates.  If for any reason it shall be impossible to obtain fire and other hazard insurance on the buildings and improvements on the leased Premises, in an amount and in the form and in insurance companies acceptable to the Landlord, the Landlord may, at any time, terminate this Lease, upon giving to the Tenant fifteen (15) business days’ notice in writing of the Landlord’s intention so to do.  Upon the giving of such notice, this Lease shall terminate.  If by reason of the use to which the Premises are put by the Tenant or character of or the manner in which the Tenant’s business is carried on, the insurance rates for fire and other hazards shall be increased, the Tenant shall, upon demand, pay to the Landlord, as Rent, the amounts by which the premiums for such insurance are increased.

30. Right to Exhibit.  The Tenant agrees to permit the Landlord and the Landlord’s agents, employees or other, after six (6) months next preceding the expiration of the Term hereof, to place notices on the front of said Premises or any part thereof, offering the Premises for rent or for sale; and the Tenant hereby agrees to permit the same to remain thereon without hindrance or molestation.

31. Removal of Tenant’s Property.  Any equipment, fixtures, goods or other property of the Tenant, not removed by the Tenant upon the termination of this Lease, or upon any quitting, vacating or abandonment of the Premises by the Tenant, or upon the Tenant’s eviction, shall be considered as abandoned and the Landlord shall have the right, without any notice to the Tenant, to sell or otherwise dispose of the same, at the expense of the Tenant, and shall not be accountable to the Tenant for any part of the proceeds of such sale, if any.

32. Default.  Each of the following shall constitute a “Default” for purposes of the Lease and this Rider:

a. Tenant fails to pay any rent or other monetary obligation when due;

b. Tenant vacates or abandons the Premises;

c. The Premises or any part thereof is taken upon execution or by other process of law directed against Tenant, or is taken upon or subject to any attachment by any creditor of Tenant or claimant against Tenant, and said attachment is not discharged or disposed of within ten (10) days after its levy;

d. Tenant or any guarantor of Tenant’s obligations under the Lease or this Rider (“Guarantor”) files a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or admits the material allegations of any such petition by answer or otherwise, or admits in writing its inability to meet its debts as they mature, or is dissolved or makes an assignment for the benefit of creditors;

e. Involuntary proceedings under any such bankruptcy law or insolvency act or for the dissolution of Tenant or any Guarantor are instituted against Tenant or any Guarantor, or a receiver or trustee is appointed for all or substantially all of the property of Tenant or any Guarantor, and such proceeding is not dismissed or such receivership or trusteeship vacated within thirty (30) days after such institution or appointment;

f. Tenant fails to take possession of the Premises on the Commencement Date of the Term;

g. Tenant violates the terms of Paragraph 19 regarding assignment and subletting;

h. Tenant, Akorn, Inc. and/or the assignee, survivor or successor of Akorn, Inc., fail to maintain the guaranty required under Paragraph 9;

i. Tenant breaches any of the agreements, terms, covenants, or conditions of the Lease or this Rider and such breach involves a hazardous condition and is not cured immediately upon written notice to Tenant;

j. Tenant breaches any of the other agreements, terms, covenants, or conditions that the Lease or this Rider requires Tenant to perform, and such breach continues for a period of thirty (30) days after written notice from Landlord to Tenant or if Tenant fails to diligently commence to cure such breach within thirty (30) days after written notice from Landlord and to complete such cure within a reasonable time thereafter; or

k. Any guaranty of the Lease obligations, if applicable, becomes unenforceable in whole or in part for any reason.

In the event of any Default of the Tenant under the terms of the Lease and this Rider, Landlord shall have the right to exercise the remedies set forth in Paragraphs 33 and 34, below, of the Lease or those available at law or in equity.  The specified remedies to which Landlord and Tenant may resort under the terms of the Lease or this Rider are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord or Tenant may be lawfully entitled in case of any breach or threatened breach by Landlord or Tenant of any provisions of this Lease.  The failure of Landlord or Tenant to insist in any one or more cases upon the strict performance of any of the covenants of the Lease or to exercise any option herein contained shall not be construed as a waiver or a relinquishment for the future of such covenant or option.  A receipt by Landlord of rent with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver of such breach, and no waiver by Landlord or Tenant of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord or Tenant (as the case may be).  In addition to the other remedies in this Lease provided, Landlord or Tenant shall be entitled to the restraint by injunction of the violation or attempted or threatened violation, of any of the covenants, or provisions of the Lease or this Rider.

33. Remedies Upon Tenant’s Default.  If there should occur any default on the part of the Tenant in the performance of any conditions and covenants herein contained, or if during the Term hereof the Premises or any part thereof shall be or become abandoned or deserted, vacated or vacant, or should the Tenant be evicted, the Landlord, in addition to any other remedies herein contained or as may be permitted by law, may either by force or otherwise, without being liable for prosecution therefor, or for damages, re-enter, possess and enjoy the said Premises.  The Landlord may then re-let the Premises and receive the rents therefor and apply the same, first to the payment of such expenses, reasonable attorney fees and costs, as the Landlord may have been put to in re-entering and repossessing the same and in making such repairs and alterations as may be necessary; and second to the payment of the Rents due hereunder.  The Tenant shall remain liable for such Rents as may be in arrears and also the Rents as may accrue subsequent to the re-entry by the Landlord to the extent of the difference between the Rents reserved hereunder and the Rents, if any, received by the Landlord during the remainder of the unexpired Term hereof, after deducting the aforementioned expenses, fees and costs; the same to be paid as such deficiencies arise and are ascertained each month.

34. Termination on Default.  If there should occur any default on the part of the Tenant in the performance of any conditions and covenants herein contained, or should proceedings be instituted by or against the Tenant for agreement of composition or assignment for the benefit of creditors, or if this Lease or the estate of the Tenant hereunder shall pass to another by virtue of any court proceedings, writ of execution, levy, sale, or by operation of law, the Landlord may, at any time thereafter, terminate this Lease and the Term hereof, upon giving to the Tenant, five (5) days’ notice in writing, of the Landlord’s intention so to do.  Upon the giving of such notice, this Lease and the Term hereof shall end on the date fixed in such notice as if the said date was the date originally fixed in this Lease for the expiration hereof; and the Landlord shall have the right to remove all persons, goods, fixtures and chattels therefrom, by force or otherwise, without liability for damage.

35. Costs on Default.  Tenant shall pay, upon demand, all of Landlord's reasonable costs, charges and expenses, including the reasonable fees of counsel, agents and others retained by Landlord necessitated by the Tenant's willful default or wrongful breach of any of the material terms and conditions of this Lease.

36. Non-Waiver by Landlord.  The various rights, remedies, options and elections of the Landlord, expressed herein, are cumulative.  The failure of the Landlord to enforce strict performance by the Tenant of the conditions and covenants of this Lease or to exercise any election or option, or to resort or have recourse to any remedy herein conferred or the acceptance by the Landlord of any installment of Rent after any breach by the Tenant, in any one or more instances, shall not be construed or deemed to be a waiver or a relinquishment for the future by the Landlord of any such conditions and covenants, options, elections or remedies, but the same shall continue in full force and effect.

37. Non-Performance by Landlord.  This Lease and the obligation of the Tenant to pay the Rent hereunder and to comply with the covenants and conditions hereof, shall not be affected, curtailed, impaired or excused because of the Landlord’s inability to supply any service or material called for herein, by reason of any rule, order, regulation or preemption by any governmental entity, authority, department, agency or subdivision or for any delay which may arise by reason of negotiations for the adjustment of any fire or other casualty loss or because of strikes or other labor trouble or for any cause beyond the control of the Landlord.

38. Holdover Tenant..  If Tenant holds possession of the Premises beyond the termination date or prior expiration of the term, Tenant shall become a Tenant from month-to-month.  Tenant shall be charged rent at one hundred fifty (150%) percent of the basic rent and additional rent payable hereunder if the premises have not been vacated within fifteen (15) days after the expiration of this Lease.  All of the terms and conditions of this Lease shall continue to apply to the Tenant until such tenancy shall be terminated by Landlord or Tenant and such possession shall cease.  Nothing contained in this provision shall be construed as a consent by Landlord to the occupancy or possession by Tenant of the Premises beyond the termination date or prior expiration of the Term, and Landlord, upon said termination date or prior expiration of the Term shall be entitled to the benefit of all legal remedies that may now be enforced or may be hereafter enacted relating to the speedy repossession of the Premises.

39. Option to Renew.   Provided that Tenant is not in default of any of the provisions of the Lease Agreement and further provided that Tenant notifies the Landlord, in writing, at least six (6) months prior to the termination of the Term or any Renewal Period (hereinafter defined), as the case may be, of its intention to renew the Term of the Lease, as to any separate Unit, or Units, comprising the Premises, individually, then Tenant shall be given the option of renewing the Term of the Lease for  Four (4) additional Five (5) year periods (referred to as the “First Renewal Period”; the “Second Renewal Period”; the “Third Renewal Period”; and the “Fourth Renewal Period”, respectively; the “Renewal Period”, individually, and the “Renewal Periods”, collectively).

In the event that Tenant elects to renew the Term, or any Renewal Period, if applicable, of the Lease, pursuant to this Paragraph, for an additional Five (5) year period, Tenant shall pay Monthly Base Rent, as adjusted pursuant to Paragraph 8, and Additional Rent per Paragraph 6; except that (i) Paragraph 8(b) shall be amended such that the term “Base Index Number” shall be defined as “the Index number indicated in the column for New York, N.Y.-Northeastern, N.J., entitled ‘all items’, for the month of July, of the year of the exercise of the subject option to renew”; (ii) Paragraph 8(a) shall be amended such that the Base Rent during the subject Renewal Term shall be equal to the Adjusted Base Rent which is payable by the Tenant as of the date of exercise of the subject option to renew; and (iii) Paragraph 8(d)  shall be amended such that the term “Annual Base Rent” shall be defined as the “the Annual Base Rent, adjusted pursuant to the terms of Paragraph 8, as is then payable by the Tenant as of the date of exercise of the subject option to renew.”

40. Liens.   In the event that any mechanic's lien is filed against the premises as a result of alterations, additions or improvements made by the Tenant, Tenant shall at its own expense cause the same to be discharged of record or bonded within ten (10) business days after notice of filing thereof.  If Tenant fails to do such, the Landlord, at its option, after thirty (30) days notice to the Tenant, may terminate this Lease and/or pay said lien without inquiring into the validity thereof and the Tenant shall immediately thereafter reimburse Landlord the total expense incurred by Landlord in discharging the said line, including any and all expenses or losses incurred by Landlord as a result of such earlier termination as additional rent or liquidated damages if this Lease has been terminated.

41. Parking.  The Landlord shall have the right to regulate and control the outside parking area.  Tenant shall be entitled to use its pro rata share of parking spaces adjacent to the Premises entrances, based on the percentage that the square footage of the leased premises bears to the entire building.

42. Extra Area/Occupies.  If the Tenant, without the express written consent of the Landlord, occupies or utilizes an area in the building wherein the Premises are situate or other areas owned by Landlord, in addition to the building area and land area demised herein, if any, the Landlord may, in addition to requiring the Tenant to immediately vacate said additional building or land area, charge the Tenant rent for said additional land or building area at the square foot rate which the Tenant is paying for the Premises and said additional area rent shall be payable as additional rent hereunder.  If the Tenant fails to pay said additional rent, for the purposes of Landlord exercising its remedies, said additional building and land area shall be deemed to be leased hereunder and that the relationship of the parties hereto with respect to said area shall be deemed to be that of Landlord and Tenant.  Nothing herein shall obligate the Landlord to provide or permit the Tenant to occupy or utilize any area other than premises demised herein as shown on Exhibit "A" annexed hereto.

43. Broker.  The parties hereto represent and warrant to each other that they have not dealt with any broker in this transaction.  Each party agrees to defend, indemnify and hold the other party harmless from and against any and all claims for finders' fees or brokerage or other commissions which may at any time be asserted against the indemnified party based on a claim that the aforesaid representation of the indemnifying party is untrue, together with any and all losses, damages, costs and expenses (including, without limitation, attorneys' fees and disbursements) relating to such claims or arising therefrom or incurred by the indemnified party in connection with the enforcement of this indemnification provision.

44. Notice to Interested Third-Parties.  The Tenant agrees to provide written notification to all lenders, creditors, and other third-parties having a security interest with regard to Tenant, of the replacement of the Lease Agreement, dated July 31, 1992, as amended, with the instant lease.

45. Air, Ground and Water Pollution.  The Tenant expressly covenants and agrees to indemnify and save Landlord harmless against any claim, damages, liability, costs, penalties or fines which the Landlord may suffer as a result of air, ground, or water pollution caused by the Tenant in its use of the Premises, except if the same are attributable to defects in the design, construction or installation of the mechanical or other systems installed by Landlord.  The Tenant covenants and agrees to notify the Landlord immediately of any claim or notice served upon it with respect to any such claim that the Tenant is causing water, ground or air pollution; and the Tenant, in any event, will take immediate steps to halt, remedy or cure any pollution of air, ground or water caused by the Tenant by its use of the Premises.

46. Environmental Terms.

a. Use of the Premises; ISRA.  Tenant's use or occupancy, or any permitted subtenant's use or occupancy, of the Premises shall be restricted to the use described for Standard Industrial Classifications #2834 or to any other SIC Major group or groups which, as of the date of this Lease Agreement are not governed under the New Jersey Industrial Site Recovery Act N.J.S.A. 13:1K-6 et. seq. (together with amendments thereto and regulations implementing same, hereinafter "ISRA") and such additional group or groups as may be excluded under ISRA thereafter.  Tenant's or permitted subtenant's change of use to a classification not hereunder permitted without the prior written consent of Landlord shall constitute a default hereunder.

b. Tenant Compliance with ISRA.  Notwithstanding the foregoing, Tenant shall at its sole cost and expense comply with ISRA.  In furtherance of this obligation, Tenant, at least six (6) months prior to closing, terminating, or transferring operations at or from the Premises, shall notify the New Jersey Department of Environmental Protection ("NJDEP") of such intention and shall thereafter prosecute its application through NJDEP approval not later than the date of such closing, terminating, or transferring operations.  Tenant shall supply Landlord with copies of all findings and communications between or among the Tenant, its representatives and consultants, and the NJDEP so that at all times, the Landlord is kept currently apprised of the status for the application of NJDEP approval.

If this Lease is to be assigned by Tenant, pursuant to Paragraph 19 hereof, as a result of its decisions to close, terminate or transfer operations, then concurrent with its notification to NJDEP of its intent to close, terminate or transfer operations, Tenant shall require that its Assignee deposit with Landlord a sum equal to Two (2) months rent, which deposit shall be used by Landlord to pay for those costs not paid for by Tenant or Tenant's Assignee during compliance with ISRA.  The monies so deposited shall be held by Landlord in a separate interest bearing account and shall not be commingled with other funds of the Landlord.  Any amount of the deposit and accrued interest thereon not so utilized by the Landlord to pay the costs of ISRA compliance shall be refunded to the Assignee upon Landlord's receipt of written confirmation of ISRA compliance from NJDEP.  The deposit required hereunder shall not affect, in any way, the parties' agreement that ISRA compliance shall be the sole and exclusive responsibility of Tenant and any Assignee.

If, for any reason without the control of Tenant or Tenant's Assignee written confirmation of ISRA compliance has not been received by the Tenant or Assignee prior to the intended date of closing, terminating or transferring of operations, Tenant's or Assignee's obligation to pay rent, additional rent and any other sums provided for hereunder shall survive the expiration or termination of this Lease and the surrender of the Premise to the Landlord and continue in full force and effect until written confirmation of ISRA compliance.  Landlord shall not, under any circumstances, be required to mitigate damages hereunder by re-letting the Premises until written confirmation of ISRA compliance has been received from NJDEP.

It is expressly understood and agreed that in the event there are any obligations of Tenant with respect to payment or performance as required under the terms and conditions of this Paragraph that shall not have been performed or paid prior to the expiration or termination of this Lease in accordance with its terms, such obligation, including, but not limited to, the obligation to remedy and cure any such condition at Tenant's sole cost and expense and to indemnify Landlord as herein provided, shall survive the expiration or termination of the term of this Lease and the surrender of the Premises by the Tenant to the Landlord.

c. Spill Compensation and Control Act.  Tenant further warrants and represents that from the date of this Lease and during the term hereof it will promptly give Landlord immediate notice of any lien about to be attached or which becomes attached to any revenues or any real or personal property owned by the Tenant or any tenant or operator of any property owned by it and located in the State of New Jersey, including but not limited to the Premises, as a result of the chief executive of the New Jersey Spill Compensation Fund expending moneys from said fund to pay for "Damages", as such term is defined in N.J.S.A. 58:10-23.11(g) and/or "Cleanup and Removal Costs", as such term is defined in N.J.S.A. 58:10-23.11b(d), arising from any intentional or unintentional act or omission of the Tenant, or any tenant or lessee thereof, resulting in any releasing, spilling, pumping, pouring, emitting or dumping of any "Hazardous Substance or Waste" as defined in N.J.S.A. 58:10-23.11b(k) into any of the waters of the State of New Jersey or into waters outside the jurisdiction of the State of New Jersey where damage may have resulted to any of the lands, waters, fish, shellfish, wildlife, biota, air and other resources owned, managed, held in trust or otherwise controlled by the State of New Jersey.

In the event that there shall be filed a lien against the Premises by the New Jersey Department of Environmental Protection, pursuant to and in accordance with the provisions of N.J.S.A. 58:10-23.11f(f), as amended by L.1985, c.11 (1984 Senate 1423) as a result of the chief executive of the New Jersey Spill Compensation Fund having expended moneys from said fund to pay for "Damages", as such term is defined in N.J.S.A. 58:10-23.11(g), and/or "Cleanup and Removal Costs", as such term is defined in N.J.S.A. 58:10-23.11b(d), arising from any intentional or unintentional act or omission or Tenant, or any tenant or lessees thereof, resulting in the releasing, spilling, pumping, pouring, emitting, emptying and dumping of any "Hazardous Substance or Waste", as such term is defined in N.J.S.A. 58:10-23.11b(k) into the waters of the State of New Jersey or onto lands located in the State of New Jersey or into waters outside the jurisdiction of the State of New Jersey where damage may have resulted to any of the lands, waters, fish, shellfish, wildlife, biota, air and other resources owned, managed, held in trust or otherwise controlled by the State of New Jersey, then Tenant shall, within thirty (30) days from the date that the lien was placed against the Premises or within such shorter period of time in the event that the State of New Jersey has commenced steps to cause the Premises to be sold pursuant to the lien, either (i) pay the claim and remove the lien from the Premises, or (ii) furnish: (a) a bond satisfactory to the Landlord in the amount of the claim out of which the lien arises; (b) a cash deposit in the amount of the claim out of which the lien arises;; or (c) other security reasonably satisfactory to the Landlord in an amount sufficient to discharge the claim out of which the lien arises.

The Tenant covenants and agrees that it shall provide Landlord with immediate telephone and written notice of any discharge of a "Hazardous Substance or Waste" within the meaning of N.J.S.A. 58:10-23.11b(k) with respect to the Premises.  [The owner, under case law, is liable for any cleanup in the event of a discharge at the premises.]

Tenant warrants and represents that its property is not currently subject to any lien arising  as a result of the chief executive of the New Jersey Spill Compensation Fund expending moneys from said Fund for "Damages" as such term is defined in N.J.S.A. 58:10-23.1(g) and/or "Cleanup and Removal Costs" as such term is defined in N.J.S.A. 58:10-23.11b(d).

The Tenant warrants and represents that it has not received a summons, citation, directive, letter or other communication, written or oral, from the New Jersey Department of Environmental Protection concerning, is not a party to any proceeding, including, without limitation, litigation or arbitration, concerning, and is not aware of any intentional or unintentional act or omission on its part resulting in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of any "Hazardous Substance or Waste", as defined in N.J.S.A. 58:10-23.11b(k) into the waters or onto the lands of the State of New Jersey or into waters outside the jurisdiction of New Jersey when damage may result to the lands, waters or natural resources within jurisdiction of New Jersey.

The Tenant and Owner warrant each to the other that neither "knows of or suspects the occurrence of any hazardous discharge" within the meaning of Section 2(a) of L.1984, c.2 10 (1984 Assembly 310), amending N.J.S.A. 13:1K-15 et seq., with respect to the Premises.

d. Violation; Indemnity.  In the event Tenant shall violate this Paragraph or in any way conduct its operations of the Premises or permit the Premises to be used or maintained so as to subject the Landlord, the Tenant, or the Premises to a claimed violation of this Paragraph, Tenant shall immediately remedy and fully cure such condition at its own cost and expense and shall indemnify and save the Landlord harmless from any and all damages, remedial orders, judgments or decrees and all costs and expenses related thereto or arising therefrom, including, but not limited to, attorney's and consultants' fees, cleanup, removal and restoration costs and lost rentals.  It is expressly understood and agreed that in the event there are any obligations of Tenant with respect to payment or performance as required under the terms and conditions of this Paragraph that shall not have been performed or paid prior to the expiration or termination of this Agreement, such obligations including, but not limited to, the obligations to remedy and cure any such condition at Tenant's sole cost and expense and to indemnify Landlord as aforesaid, shall survive the expiration or termination of this Lease and the surrender of the Premises by the Tenant to the Owner.

e. Upon the request of the Landlord from time to time, Tenant agrees to execute and deliver to the Landlord an affidavit stating that Tenant is not an "Industrial Establishment" as such term is defined under ISRA and the regulations promulgated thereunder.

47. Further Construction.  In the event that Landlord elects to have rehabilitation work or any further construction work performed in or on the building in which the Premises is located, or if other rentable space or the building is being prepared for other tenants, in addition to Landlord's rights contained in Paragraph 13 herein, Landlord may have such repairs, rehabilitation and/or construction performed in or on the building or surrounding areas during business and/or non-business hours and may also make alterations to the Premises reasonably required by such rehabilitation work, further construction and/or preparing other tenant space provided that such alterations do not materially interfere with Tenant's use of the Premises, and none of the above shall be deemed a default of Landlord's covenant of quiet enjoyment nor shall Landlord be deemed guilty of an eviction, partial eviction or disturbance of Tenant's use or possession of the Premises and shall not be liable to Tenant for same, nor shall Tenant have any right to cancellation of this Lease or abatement of any of its rent or additional rent due to Landlord by reason thereof.  Tenant consents to same notwithstanding that during any such work, there may be ongoing, continuous heavy construction work which may be performed during business hours and on the weekends at the option of the Landlord.  Landlord shall consult with Tenant prior to performing any work to arrange for reasonable procedures and schedules in order to reduce any interference with Tenant's use or possession hereunder.

48. Title and Quite Enjoyment.  The Landlord covenants and represents that the Landlord is the owner of the Premises herein leased and has the right and authority to enter into, execute and deliver this Lease; and does further covenant that the Tenant on paying the Rent and performing the conditions and covenants herein contained, shall and may peaceably and quietly have, hold and enjoy the leased Premises for the Term aforementioned.

49. Additional Work.  The parties hereto agree that the Tenant accepts the Premises in “AS IS” condition and that the Landlord shall not be responsible for any "fit up" work.  Rather, Tenant shall be responsible for any “fit up” work to be performed at the Premises.

50. Nuisance.  Tenant represents that it shall not engage in the use or storage of hazardous, noxious, inflammable or other harmful substances.  The Tenant shall not store any equipment or material within five (5) feet from any window.

51. Window Coverings.  Landlord shall provide blinds for the Premises.

52. Sale of Property.  If during the term of this lease, or any extension thereof, Landlord decides to sell the Premises, the Landlord will immediately notify the Tenant; upon receipt of such notification the Tenant shall have a period of Sixty (60) days during which to make a bona fide offer to purchase the Premises.  The Landlord covenants and agrees to negotiate with Tenant in good faith in the event of any such offer from the Tenant.  At the expiration of such Sixty (60) day period, if the Landlord and the Tenant have not entered into a binding contract for the purchase and sale of the Premises, the Landlord shall be free to offer the Premises for sale on the open market.

53. Additional Space.  If during the term of this lease, or any extension thereof, a unit or units , located in the Landlord’s property at 68 Veronica Avenue, Franklin Township, New Jersey (“68 Veronica”), becomes vacant, such available unit(s) will be offered to the Tenant under the same terms and conditions as those which apply to the Premises, except that the rent for such unit(s) shall be equal to the greater of (i) the then applicable Adjusted Base Rent, as adjusted from time to time pursuant to Paragraph 8, pro rated for the difference in square footage between the Premises and the subject unit(s); or (ii) the then applicable fair rental value of such unit(s).  However, nothing in this paragraph shall be construed to prohibit the Landlord from prohibiting any such unit(s) to (i) an existing tenant who currently lets unit(s) in 68 Veronica; or (ii) a third party who is willing to pay greater than fair rental value for the said unit(s)

54. Validity of Lease.  The terms, conditions, covenants and provisions of this Lease shall be deemed to be severable.  If any clause or provision herein contained shall be adjudged to be invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause or provision herein, but such other clauses or provisions shall remain in full force and effect.

55. Conformation with Laws and Regulations.  The Landlord may pursue the relief or remedy sought in any invalid clause, by conforming the said clause with the provisions of the statutes or the regulations of any governmental agency as if the particular provisions of the applicable statutes or regulations were set forth herein at length.

56. Number and Gender.  In all references herein to any parties, persons, entities or corporations the use of any particular gender or the plural or singular number is intended to include the appropriate gender or number as the text of the within instrument may require.  All the Terms, covenants and conditions herein contained shall be for and shall inure to the benefit of and shall bind the respective parties hereto, and their heirs, executors, administrators, personal or legal representatives, successors and assigns.

57. Notices.  All notices required under the terms of this Lease shall be given and shall be complete by mailing such notices by certified or registered mail, return receipt requested, to the address of the parties as shown at the head of this Lease, or to such other address as may be designated in writing, which notice of change of address shall be given in the same manner.

58. Entire Contract.  This Lease contains the entire contract between the parties.  No representative, agent or employee of the Landlord has been authorized to make any representations or promises with reference to the within letting or to vary, alter or modify the terms hereof.  No additions, changes or modifications, renewals or extensions hereof, shall be binding unless reduced to writing and signed by the Landlord and the Tenant.

59. Execution.  The parties hereto represent that they are authorized to execute this Lease and have received all proper authorizations (corporate or otherwise) with respect to the execution of the documents.  Further, Tenant shall have no rights to the Premises until the Lease and this Rider have been executed by all parties hereto.

IN WITNESS WHEREOF, the parties have set their hands and seals, or caused these presents to be signed by their proper corporate officers and their proper corporate seal to be hereto affixed, the day and year first above written.

WITNESSED/ATTESTED BY:		VERONICA DEVELOPMENT ASSOCIATES,
Landlord

	BY:		(Seal)
AUGUST F. VENTURA, General Partner

	BY:		(Seal)
SYLVESTER SULLIVAN, General Partner

AKORN (NEW JERSEY), INC.,
Tenant

BY:		(Seal)

,
	Print Name		Print Title

AKORN, INC.,
Guarantor

BY:		(Seal)

,
	Print Name		Print Title

EXHIBIT “A”

LANDLORD WORK LETTER

In consideration for Tenant entering into the Lease Agreement, dated June ___, 2010, between Veronica Development Associates and Akorn (New Jersey), Inc., for Franklin Technical Center, 72 Veronica Avenue, Units 1, 2, 3, 4, 5, 6, 7, 8, 9 and 10, Franklin Township, New Jersey (“Premises”), the Landlord agrees to make the following improvements to the Premises, to be provided at the Landlord’s expense, except as otherwise indicated herein.

1.	EXTERIOR MASONRY. Concrete pads, curbs, and landings shall be repaired or replaced, as necessary pursuant to applicable building codes and regulations.

2.	EXTERIOR STAIRS. Loose and missing stair treads shall be repaired or replaced, pursuant to applicable building codes and regulations.

3.	INSULATION. Building expansion joints, windows, door frames and vent housings shall be caulked.

4.	WINDOWS. Dual-pane exterior windows which have experienced moisture infiltration shall be replaced.

5.	DOORS. Unfinished doors shall be painted with Tenant’s choice of Landlord approved colors. Damaged entry doors shall be repaired or replaced, as necessary.